Exhibit 10.6

CONSENT, WAIVER AND FIRST AMENDMENT

(Committed Equity Facility, At-the-Market Facility and Use of Proceeds)

This Consent, Waiver and First Amendment (this “Consent”) is entered into as of _______________, 2026, by and between Polar Power, Inc., a Delaware corporation (the “Company”) and LU2 Holdings LLC (the “Holder”). Capitalized terms used but not defined herein have the meanings given in the Purchase Agreement or the Certificate of Designation, as applicable.

RECITALS

WHEREAS, the Company and the Holder are parties to that certain Securities Purchase Agreement, dated as of July 21, 2026 (the “Purchase Agreement”), pursuant to which the Company issued 500 shares of Series A Convertible Preferred Stock (the “Preferred Shares”) and a warrant to purchase 150,915 shares of Common Stock (the “Holder Warrant”). The Holder holds 100% of the issued and outstanding Preferred Shares;

WHEREAS, the terms of the Preferred Shares are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on July 10, 2026 (the “Certificate of Designation”);

WHEREAS, the Company intends to enter into a committed equity facility with Roth Principal Investments, LLC (“RPI”) for the purchase of up to $25,000,000 of Common Stock at 97% of VWAP (the “CEF”), and maintains an at-the-market offering facility with ThinkEquity LLC (the “ATM”), in each case in furtherance of the Company’s restructuring, recapitalization and refinancing of its outstanding indebtedness;

WHEREAS, Sections 4.6 and 4.7 of the Purchase Agreement each expressly exclude from the Holder’s right of first refusal and right of participation “any issuance or sale in connection with the Company’s restructuring, recapitalization or refinancing of senior indebtedness (including any equity line of credit),” such that the parties expressly contemplated the Permitted Facilities, and clause (e) of the definition of “Exempt Issuance” in the Purchase Agreement contemplates a Schedule I that was not completed as of the date of the Purchase Agreement;

WHEREAS, the definition of “Exempt Issuance” in the Certificate of Designation contains no corresponding schedule mechanic and no carve-out for the Permitted Facilities, and the parties desire to confirm that the Permitted Facilities are, and always were intended to be, permitted and to constitute Exempt Issuances for all purposes of the Transaction Documents; and

WHEREAS, the Company’s restructuring contemplates the repayment, redemption or retirement of the Existing Debt (as defined in the Purchase Agreement) — which includes the Pinnacle Bank facility, the WWCM loan, the notes payable to the Company’s Chief Executive Officer, the CFI Capital LLC and Monroe Street Capital Partners, LP convertible notes and the Mayers Ventures LLC note — and the parties desire to confirm that the net proceeds of the offering may be applied to the Existing Debt and other outstanding obligations.

NOW, THEREFORE, the parties agree as follows:

1.	Exempt Issuance Status. As used in this Consent, “Permitted Facilities” means, collectively, the CEF and the ATM (each, a “Permitted Facility”). Each Permitted Facility, and each issuance and sale of Common Stock thereunder (including any commitment shares, fee shares or other securities issued to the counterparty, placement agent or qualified independent underwriter in connection therewith), shall constitute an “Exempt Issuance” for all purposes of the Purchase Agreement, the Certificate of Designation, the Holder Warrant, the Registration Rights Agreement and each other Transaction Document. Schedule I to the Purchase Agreement is hereby completed as set forth on Annex A hereto.

2.	Waiver of Anti-Dilution Adjustment. The Holder irrevocably waives, and agrees that no adjustment shall be made in respect of either Permitted Facility, under Section 7(f)(ii) of the Certificate of Designation, including any adjustment to the Conversion Price, the Base Conversion Price or the Floor Price.

3.	Variable Rate Transaction Deeming Provisions. The Holder acknowledges and agrees that neither of the following sentences of Section 7(f)(ii) of the Certificate of Designation shall apply to, or be triggered by, the Company’s entry into, or any issuance or sale under, either Permitted Facility: (a) the sentence deeming the Company to have issued Common Stock in an at-the-market offering “at the lowest sale price at which the Common Stock was sold in such offering”; and (b) the sentence deeming the Company, upon entering into a Variable Rate Transaction, “to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price, exercise price or exchange rate (or other price) at which such securities may be converted or exercised.” Neither Permitted Facility shall constitute a “Dilutive Issuance” or establish a “Base Conversion Price.”

4.	Amendment to Use of Proceeds. The Use of Proceeds covenant of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Use of Proceeds. The Company shall use the net proceeds from this offering for ordinary-course working capital and operating expenditures; the repayment, prepayment, redemption, refinancing, retirement, settlement or other satisfaction of any Existing Debt and of any other outstanding indebtedness, trade payables, accrued rent or other obligations of the Company; restructuring, recapitalization and integration costs in furtherance of the Company’s strategic plan; professional fees (including legal, audit, listing-maintenance and directors’ and officers’ insurance); placement and advisory fees; and prepayment of rent under the Company’s existing real property lease(s). Prior to the Closing, upon the request of the Purchaser, the Company shall deliver to the Purchaser a written accounting of the use of the net proceeds.”

5.	Acknowledgment re Closing Disbursements. The Holder acknowledges and approves the flow of funds delivered at the Closing, including the redemption of the CFI Capital LLC convertible note, and agrees that no disbursement made in accordance therewith constitutes a misuse of proceeds, a breach of any Transaction Document, or a “Triggering Event” under Section 9 of the Certificate of Designation.

6.	Most Favored Nation; ROFR; Participation. The Holder waives Section 4.5 (Most Favored Nation Status) of the Purchase Agreement with respect to the Permitted Facilities and their terms. For the avoidance of doubt, and consistent with the express exclusions in Sections 4.6 and 4.7, the Permitted Facilities are not subject to the Holder’s right of first refusal or right of participation, and no ROFR Pre-Notice, ROFR Offer Notice, Pre-Notice or Offer Notice is required in connection therewith.

7.	No Triggering Event; No Breach. The Company’s entry into, and performance under, each Permitted Facility shall not constitute a breach of or default under any Transaction Document and shall not constitute a “Triggering Event” under Section 9 of the Certificate of Designation.

8.	Consent as a Class. The Holder executes this Consent in its individual capacity and, to the extent any action hereunder requires the vote or consent of the holders of the Series A Convertible Preferred Stock voting as a separate class under Section 5(b) of the Certificate of Designation, as such class. The Holder holds 100% of the outstanding Preferred Shares.

9.	Reservation of Shares. Nothing herein reduces the Company’s obligation to reserve the Required Reserve Amount under Section 7(h) of the Certificate of Designation or the Required Minimum under the Purchase Agreement.

10.	Effect. Except as expressly set forth herein, the Transaction Documents remain in full force and effect. The waivers in Sections 2, 3, 6 and 7 are limited to the Permitted Facilities and are not waivers of any other provision or transaction. This Consent shall be governed by the laws of the State of New York and may be executed in counterparts, including by electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Consent as of the date first written above.

POLAR POWER, INC.

By:	/s/ Arthur D. Sams
Name:	Arthur D. Sams
Title:	CEO

LU2 HOLDINGS LLC

By:	/s/ Lucinda Lefkowitz
Name:	Lucinda Lefkowitz
Title:	Managing Member

ANNEX A — SCHEDULE I TO THE SECURITIES PURCHASE AGREEMENT

Exempt Issuances

Facility / Instrument	Description
Roth Committed Equity Facility	All shares of Common Stock issuable under the purchase agreement dated on or about [●], 2026 with Roth Principal Investments, LLC — up to $25,000,000 of Common Stock at 97% of VWAP, 36-month term — including any commitment shares and any shares issuable to Digital Offering LLC as qualified independent underwriter.
ThinkEquity At-the-Market Facility	All shares issuable under the At-the-Market Offering Agreement with ThinkEquity LLC (1,253,416 shares reserved as of July 8, 2026).
CFI Capital LLC convertible note	All shares issuable upon conversion of the note dated May 21, 2026 (1,206,434 shares reserved), to the extent outstanding.
Monroe Street Capital note	All shares issuable upon conversion of the note dated May 21, 2026 (1,000,000 shares reserved), including commitment shares.
Mayers Ventures LLC note and warrant	All shares issuable upon conversion of the note dated June 30, 2026 and upon exercise of the warrant to purchase 83,841 shares dated July 21, 2026.
Equity incentive plans	All shares issuable under the Company’s equity incentive plans (750,000 shares reserved) and outstanding options.
ConnectM consulting shares	20,000 shares per month issuable as consulting compensation, effective April 24, 2026.